Dear Shareholder:

         I am pleased to report to you the results of operations for Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County for the nine months ended September 30, 2004. Net income for the period increased to $2,774,080 up 58% over the comparable period in 2003. Total assets for the company increased by $144,593,929 or 41% through a combination of loan growth and purchases of mortgage backed securities. Net loan production increased $52,701,022, up 26% for the year, and investment securities increased $85,518,760. Basic earnings per share increased by 55% to $2.42 compared to $1.56 in 2003, after giving effect to the upcoming stock split, described below. This significant increase in earnings for the period reflected the continued leveraging of capital in order to deploy more earning assets to support the growth in retail facilities and market share capture.

         In the most recent letter to you, I discussed the issuance of a Trust Preferred Securities offering to gain additional capital to support the growth in earning assets. That process has now been completed. The investment assets have been structured to provide a blend of fixed and floating rate securities funded by both short-term reverse repurchase agreements and intermediate term borrowings. While this may increase the level of interest rate risk should rates rapidly increase over the short term, the company feels that those risks have been properly considered. The wholesale leveragering strategy will, over time, be replaced with retail lending and funding as the Bank's market share position grows.

         To that point, retail deposits grew a robust 12.8% for the nine months of the year. The Bank is aggressively engaged in branding and advertising in its marketplace. The Bank's newest banking facility, its ninth, is under construction in Prince Frederick with an expected delivery in March of 2005.

         As a result of the Company's rapid upward movement in its stock price over the last several quarters, the Board of Directors approved a 3 for 2 stock split effective December 1, 2004 as well as a continuation of the stock repurchase program. While the Company's stock continues to be thinly traded, these actions should help add float and liquidity to the outstanding shares.

         Your board and management are constantly monitoring the nascent economic recovery and are positioning the Bank to capitalize on its growth. On behalf of your board and management, I want to thank you for your continued confidence in our efforts and look forward to serving you in the future.

                                            Yours truly,

                                            /s/ Michael L. Middleton

                                            Michael L. Middleton
                                            President
                                            Chairman of the Board